UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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Columbia Funds Variable Series Trust II

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VARIABLE PORTFOLIO – BLACKROCK GLOBAL INFLATION-PROTECTED SECURITIES FUND

50606 Ameriprise Financial Center

Minneapolis, MN 55474

INFORMATION STATEMENT

NOTICE REGARDING SUBADVISER

This information statement mailed on or about             , 2013, is being provided to the shareholders of Variable Portfolio-BlackRock Global Inflation-Protected Securities Fund (the “Fund”), a series of Columbia Funds Variable Series Trust II, in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Fund received from the Securities and Exchange Commission (the “SEC”). This exemptive order permits Columbia Management Investment Advisers, LLC (“Columbia Management” or the “Investment Manager”), subject to approval of the Fund’s Board of Trustees (the “Board”), to retain a subadviser (or subadvisers) which Columbia Management believes is (are) best suited to achieve the Fund’s investment objective.

This Information Statement Is For Informational Purposes Only And No Action Is Requested On

Your Part. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

THE FUND AND ITS MANAGEMENT AGREEMENT

Columbia Management, located at 225 Franklin Street, Boston, MA 02110, serves as investment manager to the Fund pursuant to an Investment Management Services Agreement (the “IMS Agreement”) dated March 1, 2011, amended and restated April 12, 2012.The Fund currently has one subadviser. Under the IMS Agreement, Columbia Management monitors the performance of subadvisers on an ongoing basis. Factors it considers with respect to the selection and retention of a subadviser are, among others: the qualifications of the subadviser’s investment personnel, its investment philosophy and process, its compliance program, and its long-term performance results (the “Subadviser Factors”). As compensation for its services, Columbia Management receives a management fee from the Fund and, from this management fee, Columbia Management pays the subadviser a subadvisory fee.

Subadvisers serve pursuant to separate subadvisory agreements with Columbia Management (each a “Subadvisory Agreement”) under which the subadviser manages all or a portion of a fund’s investment portfolio, as allocated to the subadviser by Columbia Management, and provides related compliance and record-keeping services. In accordance with procedures adopted by the Board, affiliated broker-dealers of the subadviser may execute portfolio transactions for a subadvised fund and receive brokerage commissions in connection with those transactions as permitted by Rule 17e-1 under of the Investment Company Act of 1940, as amended (the “1940 Act”), or separate SEC exemptive relief. A subadviser is allowed to use soft dollar arrangements in which it directs brokerage commissions to brokers to pay for research services, provided that the subadviser’s procedures are consistent with the Fund’s and Columbia Management’s policies.

BLACKROCK FINANCIAL MANAGEMENT, INC. AND THE NEW SUBADVISORY AGREEMENT

At a meeting of the Board on September 12-13, 2012, the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the 1940 Act (the “Independent Trustees”), approved the recommendation of Columbia Management (i) to approve a subadvisory agreement with BlackRock Financial Management, Inc. (“BlackRock”), which became effective on October 22, 2012; (ii) to change the name of the Fund to Variable Portfolio-BlackRock Global Inflation-Protected Securities Fund; and (iii) to modify the Fund’s investment strategy and risks to reflect BlackRock’s investment process. Prior to October 22, 2012, the Fund had been internally-managed by Columbia Management’s Global Sector Team since its inception in September 2005.

Columbia Management recommended hiring BlackRock due to their experienced investment team and its depth of personnel as well as its investment philosophy, process and performance.

Under the IMS Agreement, the Fund pays Columbia Management a fee as follows:

Variable Portfolio-BlackRock Global Inflation-Protected Securities Fund

Net Assets (billions)	Annual rate at each asset level
First $1.0	0.440%
Next $1.0	0.415%
Next $1.0	0.390%
Next $3.0	0.365%
Next $1.5	0.340%
Next $1.5	0.325%
Next $1.0	0.320%
Next $5.0	0.310%
Next $5.0	0.300%
Next $4.0	0.290%
Next $26.0	0.270%
Over $50.0	0.250%

The table above represents the fee rate paid by the Fund to Columbia Management, which will not change as a result of this transaction. Columbia Management, in turn, pays BlackRock a fee out of its own assets, calculated at the following rates:

•	15 bps on first $250 million, reducing to 5 bps as assets increase

	Fees paid by the Fund to Columbia Management for the period from January 1, 2012 to October 22, 2012	Fees that would have been paid by Columbia Management to BlackRock had the Subadvisory Agreement with BlackRock been in effect for the period from January 1, 2012 to October 22, 2012*
Variable Portfolio-BlackRock Global Inflation-Protected Securities Fund (12/31/11)	$9,876,036.62	$1,639,248

*	This amount is based upon assets as of the end of October 2012 and assumes a static level of assets for the entire period.

INFORMATION ABOUT BLACKROCK

BlackRock is a wholly owned subsidiary of BlackRock, Inc. BlackRock is independent in ownership and governance, with no single majority stockholder and a majority of independent directors. As of October 31, 2012, BlackRock had approximately $3.6 trillion in assets under management. BlackRock’s principal offices are located at 55 East 52nd Street, New York, NY 10055.

The following table provides information on the principal executive officers and directors of BlackRock.

Name	Title/Responsibilities	Address
Laurence Douglas Fink	Chief Executive Officer, Chairman, Director	55 East 52nd Street, New York, NY 10055

Robert Steven Kapito	President, Director	55 East 52nd Street, New York, NY 10055

Bartholomew Angelo Battista	Chief Compliance Officer	55 East 52nd Street, New York, NY 10055

Ann Marie Petach	Chief Financial Officer	55 East 52nd Street, New York, NY 10055

Daniel R. Waltcher	Deputy General Counsel	55 East 52nd Street, New York, NY 10055

Charles Shaul Hallac	Chief Operating Officer	55 East 52nd Street, New York, NY 10055

Matthew J. Mallow	General Counsel	55 East 52nd Street, New York, NY 10055

Board Considerations

At the September 12-13, 2012 Board meeting, the Board, including all of the Independent Trustees, unanimously approved (i) the proposed subadvisory agreement between BlackRock and Columbia Management (the “Subadvisory Agreement”) for the Fund; (ii) to change the name of the Fund to Variable Portfolio-BlackRock Global Inflation-Protected Securities Fund; and (iii) to modify the Fund’s investment strategy and risks to reflect BlackRock’s investment process (the “BlackRock Proposals”). The Board, its Contracts Committee and Investment Review Committee held meetings and discussions with Columbia Management and reviewed and considered various written materials and oral presentations in connection with BlackRock’s proposed services, including with respect to the nature, extent and quality of services, profitability and fees and expenses, investment performance, and the code of ethics and compliance program of BlackRock. Additionally, the Trustees considered the process undertaken during their most recent consideration and approval of advisory agreements, for annual renewal purposes, at the April 2012 meeting. Following an analysis and discussion of the factors identified below, the Board, including all of the Independent Trustees, approved the BlackRock Proposals.

Nature, Extent and Quality of Services to be Provided by BlackRock:

The Board considered its analysis of the reports and presentations received by it and the Contracts Committee, detailing the services to be performed by BlackRock as subadviser for the Fund, as well as its history, reputation, expertise, resources and capabilities, and the qualifications of its personnel. (The Board noted that Columbia Management serves as investment manager to the Fund pursuant to an Investment Management Services Agreement between Columbia Management and the Fund.)

The Board observed that BlackRock’s compliance program had been reviewed by the Funds’ Chief Compliance Officer and was determined by Asset Management Compliance to be reasonably designed to prevent violation of the federal securities laws. The Board also observed that information had been presented regarding the capabilities and financial condition of BlackRock, and its ability to carry out its responsibilities under the proposed Subadvisory Agreement. The Board noted, in particular, that BlackRock’s inflation-linked portfolio team is co-headed by two managing directors, each with over 10 years’ experience. The Board also recalled the information provided by Columbia Management and the Committee reports regarding BlackRock’s personnel, its risk controls, philosophy, and process.

The Board also discussed the acceptability of the terms of the proposed Subadvisory Agreement, including that the relatively broad scope of services required to be performed by BlackRock was generally similar in scope to subadvisory agreements applicable to other subadvised funds.

The Board also reviewed the Investment Review Committee and Contracts Committee reports regarding the search process undertaken by Columbia Management to identify a subadviser with an investment style consistent with the Fund’s investment objective and focus. The Board recalled, in this regard, representations concerning the expectation that BlackRock’s strategy is well suited for Columbia Management’s desired risk/return profile for the Fund.

Investment Performance of BlackRock:

The Board noted that a review of investment performance is a key factor in evaluating the nature, extent and quality of services provided under investment management agreements. The Board considered BlackRock’s investment performance, noting that BlackRock has delivered performance results in line with its index over the one-, three- and five- year periods for its accounts managed using a strategy substantially similar to that proposed for the Fund.

Based on the foregoing, and based on other information received (both oral and written) and other considerations, the Board concluded that BlackRock was in a position to provide a high quality and level of service to the Fund.

Comparative Fees, Costs of Services Provided and Profitability:

The Board reviewed the proposed level of subadvisory fees under the proposed Subadvisory Agreement, noting that the proposed subadvisory fees payable to BlackRock would be paid by Columbia Management and would not impact the fees paid by the Fund. The Board also reviewed data regarding fees charged by BlackRock to other clients, observing that the proposed subadvisory fees are lower than fees paid by Columbia Management to subadvisers of other funds. In this regard, the Board recalled from the Contracts Committee report that despite the relatively low fee, Columbia Management’s profitability was expected to decrease as a result of the outsource to BlackRock (since the Fund was managed internally by Columbia Management). Further, the Board observed that, given BlackRock’s well-known reputation, its large scale of business permits it to offer a relatively low fee to institutional clients like the Fund. The Board, therefore, concluded that the expected profitability levels of Columbia Management and its affiliates in connection with the hiring of BlackRock were reasonable.

Based on all of the foregoing, including all of the information received and presented, the Board, including all of the Independent Trustees, concluded that the proposed subadvisory fees were fair and reasonable in light of the extent and quality of services to be provided. In reaching this conclusion, no single factor was determinative. On September 13, 2012, the Board, including all of the Independent Trustees, approved the Subadvisory Agreement.

ADDITIONAL INFORMATION ABOUT THE FUND

In addition to acting as the Fund’s investment manager, Columbia Management and its affiliates also receive compensation for providing other services to the Fund.

Administrator

Columbia Management serves as the administrator of the Fund.

Principal Underwriter

Columbia Management Investment Distributors, Inc., located at 225 Franklin Street, Boston, MA 02110, serves as the principal underwriter and distributor of the Fund.

Transfer Agent

Columbia Management Investment Services Corp., located at 225 Franklin Street, Boston, MA 02110, serves as the transfer agent of the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual report and semiannual report are available on request, without charge, by contacting your financial intermediary, writing to Columbia Variable Portfolio Funds P.O. Box 8081, Boston, MA 02266-8081 or calling 800.345.6611.

RECORD OF BENEFICIAL OWNERSHIP

For the Fund, as of October 31, 2012, Columbia Management and RiverSource Life Insurance Company and its subsidiaries owned 100% of the outstanding shares.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for the meeting.

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